Exhibit 4.16

AMENDMENT TWO TO COLLABORATION AGREEMENT

This Amendment to the COLLABORATION AGREEMENT (“Amendment”) is made effective as of November 22, 2018 (“Effective Date”), by and between:

ABL Bio, having a business address at 16, Daewangpangyo-ro 712 beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, 13488, Republic of Korea (“ABL Bio”), and

I-MAB Biopharma Co., Ltd., having its business address at Suite 802, OmniVision Park West Tower, 88 Shangke Road, Pudong New District, Shanghai, China (“I-MAB Biopharma”).

Whereas,

1.
ABL Bio and I-Mab, having its registered address at P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Cayman, KY1-1205 Cayman Islands (“I-Mab”) have executed the COLLABORATION AGREEMENT (“Collaboration Agreement”) dated July 26, 2018; and ABL Bio and I-Mab Biopharma executed the AMENDMENT TO COLLABORTATION AGREEMENT (“Amendment One”); dated November 5, 2018;
2.
Part of the development and commercialization of PD-L1/4-1BB, PD-L1/TIGIT and PD-L1/B7H3 BsAbs will be conducted withing China;
3.
ABL Bio and I-MAB Biopharma hereby agree to the following: the 50%:50% share of the Development Costs as set forth in the Collaboration Agreement and any and all over-expended expenses will be calculated at the end of the respective calendar year. Before expenses calculation each Party respectively bears the Development Costs and collectively keeps all invoices payment evidences.

ABL Bio, I-Mab and I-MAB Biopharma each may be referred to herein individually as a “Party”, or collectively as the “Parties”.

NOW, THEREFORE, the Parties hereby agree as follows:

1. Amendments

1.1 Article 2.2.2(c) of the Collaboration Agreement shall be amended and now be read as follows:

“2.2.2(c) The Parties shall calculate and offset all such costs and expenses at the end of the respective calendar year. A Party which has borne and expended more than its share of the in vivo experiments costs for the respective year shall submit to the other Party an invoice for such exceeded amount so that the total cost can be borne by the Parties 50%:50%. The other Party shall pay such invoice within sixty (60) days after receipt.”

1.2 Article 3.4.4(c) of the Collaboration Agreement shall be amended and now be read as follows:

“Upon receipt of such written notice within the required time, the Lead Party may

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Exhibit 4.16

provide a revised consolidated report to the other Party. At the end of the respective calendar year, the Parties shall calculate and offset all such costs and expenses according to the Development Costs Sharing (Ca: Ci) as specified in Appendix 5. A Party which has borne and expended more than its share of the costs and expenses for the respective year shall submit to the other Party an invoice for such exceeded amount. The other Party shall pay such invoice within sixty (60) days after the invoice date.”

1.3 Article 5.1 of the Collaboration Agreement shall be amended and now be read as follows:

“The payments under Section 4 above are expressly stated as exclusive of Value Added Tax or equivalent sales tax applicable (“VAT”). If VAT is or may become lawfully payable or chargeable in respect of a refund of exceeded cost sharing or payment under Section 2.2.2 (c), 3.4.4 (c) and 4 above (“Payment”), then the Party receiving such Payment will promptly provide a valid VAT invoice to the Party making such Payment. If the VAT charged to and paid by the Party making such Payment is subsequently refunded by any relevant fiscal authority having oversight of either Party, then such refund shall be promptly forwarded to the Party who paid for the VAT with a valid VAT credit note. At the request of the other Party, either Party shall give the other Party the assistance as may be required by the relevant tax authority, to claim exemption from or reduction of the VAT.”

2. Miscellaneous

2.1 Except as expressly provided herein, all of other terms and conditions of the Collaboration Agreement and Amendment One remain in full force and effect.

2.2 Capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Collaboration Agreement.

2.3 This Amendment Two may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute one and the same instrument. Signatures to this Agreement transmitted by email in “portable document format” (“.pdf”).

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Exhibit 4.16

IN WITNESS WHEREOF each of the Parties hereto has caused this Amendment to be executed by its duly authorized representative on the date first set forth above.

ABL Bio

Signed by: /s/ Sang Hoon Lee

Name: Sang Hoon Lee

Title: CEO

I-MAB Biopharma Co., Ltd.

Signed by: /s/ Zang Jingwu Zhang

Name: Zang Jingwu Zhang

Title: CEO

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